EXHIBIT 10.42

CREDIT AGREEMENT

      This CREDIT AGREEMENT, dated as of April 15, 2003 (as amended, supplemented and/or otherwise modified from time to time, this “Agreement”), is between WIND RIVER SYSTEMS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

      Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

      SECTION 1.1.     LOAN COMMITMENT.

      (a)     Loan Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to but excluding April 15, 2005 not to exceed the aggregate principal amount of Thirty-Seven Million Four Hundred Thousand Dollars ($37,400,000.00) (“Loan Commitment”), the proceeds of which shall be used by Borrower for its general corporate purposes, including, without limitation, the refinancing of synthetic lease obligations of Borrower. Borrower’s obligation to repay advances under the Loan Commitment shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (as amended, supplemented and/or otherwise modified from time to time, the “Loan Commitment Note”), all terms of which are incorporated herein by this reference.

      (b)     Borrowing and Repayment. Borrower may from time to time during the term of the Loan Commitment borrow and partially or wholly prepay its outstanding borrowings (provided that amounts repaid may not be reborrowed) subject to all of the limitations, terms and conditions contained herein and in the Loan Commitment Note; provided further that the total outstanding borrowings under the Loan Commitment shall not exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Loan Commitment shall be due and payable in full on April 15, 2005.

      (c) Prepayment.     Borrower may prepay principal on the Loan Commitment and terminate, in whole or in part, the unused portion of the Loan Commitment, in each case, solely in accordance with the provisions of the Loan Commitment Note.

      SECTION 1.2.     LOAN.

      (a) Loan.     Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the original principal amount of Twenty Million Dollars ($20,000,000.00) (“Loan”), the proceeds of which shall be used by Borrower for its general corporate purposes, including, without limitation, the refinancing of synthetic lease obligations of Borrower. Borrower’s obligation to repay the Loan shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto (as amended, supplemented and/or otherwise modified from time to time, the “Loan Note”), all terms of which are incorporated herein by this reference. Bank’s commitment to make the Loan shall terminate on the day following the date of the first extension of credit hereunder and in no event on May 15, 2003.

      (b)     Repayment. The outstanding principal balance of the Loan shall be due and payable in full on April 15, 2005.

      (c)     Prepayment. Borrower may prepay principal on the Loan solely in accordance with the provisions of the Loan Note.

SECTION 1.3. STANDBY LETTER OF CREDIT.

      (a)     Standby Letter of Credit. Bank has previously issued or caused an affiliate to issue a standby letter of credit for the account of Borrower and for the benefit of Safety National in the original principal amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Standby Letter of Credit”). The Standby Letter of Credit has an expiration date of October 1, 2003, and is subject to the additional terms of a letter of credit agreement, application and all related documents required by Bank in connection with the issuance thereof (collectively, the “Letter of Credit Agreement”). Subject to the terms and conditions of this Agreement, Bank hereby confirms that the Standby Letter of Credit remains in full force and effect.

      (b)     Repayment of Drafts. Each drawing paid under the Standby Letter of Credit shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Agreement.

      SECTION 1.4.     INTEREST/FEES.

     (a)     Interest. The outstanding principal balance of each credit subject hereto, and the amount of each drawing paid under the Standby Letter of Credit, shall bear interest from the date such credit is extended and/or drawing is paid, as applicable, to the date such amount is fully repaid by Borrower at the applicable rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

      (b)     Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

      (c)     Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-tenth percent (0.10%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Loan Commitment, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within 30 days after each billing is sent by Bank.

      (d)     Letter of Credit Fees. Bank acknowledges that Borrower has previously paid to Bank an issuance fee in respect of the Standby Letter of Credit in an amount equal to one and one-half percent (1.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof. Borrower shall pay to Bank fees upon the payment or negotiation of each drawing under the Standby Letter of Credit and fees upon the occurrence of any other activity with respect to the Standby Letter of Credit (including, without limitation, the transfer, amendment or cancellation of the Standby Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

      (e)     Collection of Payments. Borrower authorizes Bank to collect all interest due under each credit subject hereto (including, without limitation, the Standby Letter of Credit) by charging Borrower’s deposit account number 4091384644 with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

      SECTION 1.5.     COLLATERAL.

      As security for all indebtedness of Borrower to Bank under the Loan Commitment and the Loan, Borrower hereby grants to Bank security interests of first priority in Borrower’s Wells Fargo Institutional Securities, LLC account number 12737300 (the “Securities Collateral”).

      Bank agrees to (i) release its security interest in the Securities Collateral to the extent that the same secures the Loan (but not to the extent that the Securities Collateral secures the Loan Commitment), and (ii) concurrently with such release, take a first priority lien in Borrower’s real property located at 300, 400, 500 and 600 Wind River Way, Alameda, CA (the “Real Property Collateral”) as security for the Loan, in the event that all of the following conditions are satisfied:

      (i)      Borrower’s net income after taxes for the most recently ended four consecutive fiscal quarter period of Borrower (such period, the “Target Period”) shall be greater than $1.00, with net income after taxes greater than $1.00 for the last three consecutive fiscal quarters occurring in such Target Period;

      (ii)     Borrower’s net income before taxes for the Target Period shall be equal to or greater than 85% of Borrower’s projected net income before taxes (based on Borrower’s projections as delivered to Bank on March 21, 2003, the “Projections”) for such Target Period;

      (iii)    Borrower’s EBITDA for the Target Period shall be equal to or greater than 85% of Borrower’s projected EBITDA (based on the Projections and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense) for such Target Period;

      (iv)    the outstanding principal balance of the Loan at the end of the Target Period shall be equal to or less than 50% of the appraised value of the Real Property Collateral as determined by an appraisal ordered by and in form and content acceptable to Bank (the “Appraisal”);

      (v)     the stabilized debt service coverage ratio of the Real Property Collateral (determined solely with respect to the Loan), as determined by the Appraisal, shall be equal to or greater than 1.25 to 1.0 (assuming, solely for purposes of this calculation, that the Loan fully amortizes in 20 equal annual installments);

      (vi)    Bank’s deed of trust (in form and content acceptable to Bank) shall have been recorded and Bank’s lien on the Real Property Collateral shall be insured pursuant to a title insurance policy in form and content acceptable to Bank and issued by an insurer acceptable to Bank (acting reasonably); and

      (vii)     Bank shall have received a Phase I environmental report covering the Real Property Collateral in form and content acceptable to Bank; and

      (viii)    no Event of Default (or event or condition, which, with the passage of time or giving of notice, would constitute an Event of Default) shall then exist.

In the event that any Reinstatement Event (as defined below) occurs, Bank’s security interest in the Securities Collateral (to the extent that the same secured the Loan) shall automatically and without notice or further action be reinstated such that the Loan and Loan Commitment shall thereafter be secured by the Securities Collateral.

“Reinstatement Event” means any of the following:

      (1)    Borrower shall cease to occupy all or substantially all of the Real Property Collateral.

      (2)    A violation of either or both of the Tier 2 Financial Covenants (as defined in Section 4.9 hereof) shall have occurred.

      Upon the reinstatement of Bank’s security interest in the Securities Collateral as described above and Borrower’s written confirmation to Bank of such reinstatement, Bank shall release its lien on the Real Property Collateral, and the violation(s) of the Tier 2 Financial Covenant(s) shall be deemed to have been waived (except if and to the extent that Liquidity was less than the $100,000,000.00 requirement set forth in Section 4.9(a) hereof).

      All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank within five (5) business days after receipt of demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

      SECTION 2.1.     LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse change in, or any material adverse effect on: (a) the operations, business, properties, liabilities or financial condition of Borrower; (b) the ability of Borrower to perform its payment obligations under the Loan Documents; and/or (c) the legality, validity, binding effect or enforceability of any Loan Document. For purposes hereof, “Obligations” means all obligations, indebtedness, and liabilities of Borrower of every kind and character owed to Bank, arising directly or indirectly out of or in connection with the Loan Documents (other than the Standby Letter of Credit), including, without limitation, such obligations, indebtedness, and liabilities arising under successive transactions renewing, increasing, extending or continuing any of the foregoing, changing the interest rate or other terms thereof, or creating new or additional obligations, indebtedness, and liabilities after prior obligations, indebtedness, or liabilities have been in whole or in part satisfied, and further including, without limitation, all such obligations, indebtedness, and liabilities however arising, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition under the federal Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”) with respect to Borrower, would have accrued on any such obligations, indebtedness, or liabilities), letter of credit reimbursement obligations (other than in respect of the Standby Letter of Credit), fees, costs, expenses, premiums, charges, attorneys’ fees, or indemnity obligations, whether previously, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, whether secured or unsecured (and if secured, regardless of the nature or extent of the security), whether or not now due, whether absolute or contingent, whether liquidated or unliquidated, whether determined or undetermined, whether Borrower may be liable individually or jointly with others, and whether made, incurred, or created before or after any entry of an order for relief with respect to Borrower in a case under the Bankruptcy Code.

      SECTION 2.2.     AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter executed or authenticated by Borrower and delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity..

      SECTION 2.3.     NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the organizational documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

      SECTION 2.4.     LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

      SECTION 2.5.     CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated October 31, 2002, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower on and as of such date, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against on and as of such date under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement (i) no Material Adverse Effect has occurred and (ii) except for Permitted Liens, Borrower has not mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties.

      SECTION 2.6.     INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year other than any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

      SECTION 2.7.     NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

      SECTION 2.8.     PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law except any, the failure of which to possess would not reasonably be expected to have a Material Adverse Effect.

      SECTION 2.9.     ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”) except for any violation which would not reasonably be expected to have a Material Adverse Effect; no Reportable Event as defined in ERISA has occurred and is continuing unwaived with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

      SECTION 2.10.     OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money or any material purchase money obligation and is not in default under any other lease, commitment, contract, instrument or obligation other than any default that would not reasonably be expected to have a Material Adverse Effect.

      SECTION 2.11.     ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, except for any such investigation or expenditure that would not reasonably be expected to have a Material Adverse Effect. Borrower has no contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment, except for liabilities that would not reasonably be expected to have a Material Adverse Effect.

ARTICLE III
CONDITIONS

      SECTION 3.1.     CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

      (a)     Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

      (b)     Documentation. Bank shall have received, in form and substance satisfactory to Bank (acting reasonably), each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Corporate Resolution: Borrowing.
(iii)	Certificate of Incumbency.
(iv)	Security Agreement: Securities Account and the related Addendum to Security Agreement: Securities Account (together and as amended, supplemented and/or otherwise modified from time to time, the “Security Agreement”).

(vi)	Securities Account Control Agreement.
(vii)	The Projections.

      (c)     Material Adverse Effect; Collateral. No Material Adverse Effect shall have occurred; since the date of the last financial statements of Borrower provided to Bank.

      (d)     Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where requested in writing by Bank, with loss payable endorsements in favor of Bank.

      SECTION 3.2.     CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

      (a)     Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default shall have occurred and be continuing or shall exist unwaived.

ARTICLE IV
AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      SECTION 4.1.     PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

      SECTION 4.2.     ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided that, if any Event of Default has occurred and is continuing unwaived, Bank may conduct such inspections, audits and/or examinations at any time without any prior notice

      SECTION 4.3.     FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

      (a)     not later than 90 days after and as of the end of each fiscal year, Borrower’s Form 10-K filed with Securities Exchange Commission (which shall include a financial statement of Borrower, prepared by a certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement, statement of cash flows, management report, auditor’s report, all supporting schedules and footnotes);

      (b)     not later than 45 days after and as of the end of each quarter, Borrower’s Form 10-Q filed with Securities Exchange Commission (which shall include a financial statement of Borrower, prepared by a certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement, statement of cash flows, management report, auditor’s report, all supporting schedules and footnotes);

      (c)     from time to time such other information as Bank may reasonably request.

      SECTION 4.4.     COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.5.     INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s reasonable request schedules setting forth all insurance then in effect.

      SECTION 4.6.     FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.7.     TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

      SECTION 4.8.     LITIGATION. Promptly upon becoming aware of such litigation, give notice in writing to Bank of: (a) any litigation pending against Borrower with a claim in excess of $2,000,000.00; and (b) any litigation threatened against Borrower with a claim in excess of $2,000,000.00, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.9     FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

      (a)     Liquidity (with “Liquidity” defined as the aggregate of Borrower’s unencumbered and unrestricted cash, cash equivalents and readily marketable securities acceptable to Bank , but not including any Securities Collateral) not at any time less than $100,000,000.00, whether or not the Securities Collateral secures the Loan.

      (b)     Only if and so long as the Securities Collateral does not secure the Loan, Liquidity not at any time less than $150,000,000.00.

      (c)     Only if and so long as the Securities Collateral does not secure the Loan, Tangible Net Worth not at any time less than $280,000,000.00 to and including January 31, 2004 and not at any time less than $300,000,000.00 as of and after February 1, 2004, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

(the covenants set forth in paragraphs (b) and (c) are referred to as the “Tier 2 Financial Covenants”).

      SECTION 4.10.     NOTICE TO BANK. Promptly (but in no event more than five (5) business days after becoming aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss in excess of $100,000.00 through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

ARTICLE V
NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

      SECTION 5.1.     USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

      SECTION 5.2.     OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money indebtedness not to exceed $200,000.00 per transaction or $2,000,000.00 outstanding at any time; (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof; and (d) any refinancing, renewal or extension of any of the indebtedness referenced in clauses (b) and (c) of this Section 5.2 so long as: (i) at the time of such refinancing, renewal or extension, no Event of Default (or event, act or condition which, with the giving of notice, the lapse of time or both, would constitute an Event of Default) has occurred and is continuing unwaived or would result by virtue thereof; (ii) the terms and conditions of such refinancing, renewal or extension would not reasonably be expected to have a Material Adverse Effect; and (iii) to the extent that such indebtedness constitutes indebtedness subordinated to the Obligations, such refinancing, renewal or extension contains subordination provisions in form and substance satisfactory to Bank; provided that Bank agrees that the subordination provisions relating to any such subordinated indebtedness that is existing on the date of this Agreement are, for purposes of this subsection (iii), in form and substance satisfactory to Bank.

      SECTION 5.3.     MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

      SECTION 5.4.     LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof and (b) any of the type existing as of, and disclosed to Bank prior to, the date hereof made by Borrower following the date hereof in a maximum amount not to exceed (i) $1,000,000.00 for any one transaction and (ii) $10,000,000.00 in the aggregate.

      SECTION 5.5.     PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest or lien (either, a “Lien”) in or upon all or any portion of Borrower’s assets now owned or hereafter acquired, except for the following Liens (individually, a “Permitted Lien” and, collectively, the “Permitted Liens”): (a) Liens in favor of Bank (b) Liens which are existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) Liens to the extent the same constitute purchase money liens which secure indebtedness permitted under Section 5.2(b); (d) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits; (e) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings with adequate reserves set aside; (f) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent, or (ii) being contested in good faith by appropriate legal or administrative proceedings with adequate reserves set aside; (g) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers and restrictions on the use of property or irregularities of title, none of which materially impairs the use of any property material to the operation of the business of Borrower or the value of such property; (h) attachment, judgment or other similar Liens arising in connection with court proceedings that would not reasonably be expected to have a Material Adverse Effect and (i) that are discharged or stayed within thirty (30) days of attachment or levy, or (ii) payment of which is covered (subject to customary and reasonable deductibles) by insurance or surety bonds; (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (ii) such deposit account is not intended by Borrower to provide collateral to the depository institution; and (j) extensions, renewals and replacements of Liens referred to in sub-paragraphs (a) through (i) of this definition; provided that any extension, renewal or replacement Lien of any Lien referred to in sub-paragraphs (b) through (i) of this definition shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

      SECTION 5.6.     GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing (a) in favor of Bank or (b) not to exceed $200,000.00 per transaction or $2,000,000.00 outstanding at any time.

      SECTION 5.7.     DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except for stock repurchases, in a maximum aggregate amount not to exceed $30,000,000.00, related to Borrower’s employee stock purchase plan and/or any other publicly announced stock buy-back plan of Borrower.

ARTICLE VI
EVENTS OF DEFAULT

      SECTION 6.1.     The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

      (a)     Borrower shall fail to pay within five (5) business days of the date when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

      (b)     Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

      (c)     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

      (d)     Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability (i) to Bank or (ii) in excess of $3,000,000.00 to any person or entity other than Bank.

      (e)     The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; and, in any such case, any such notice, abstract, levy, writ, process, judgment, order or decree involves a claim or dispute in an amount equal to or greater than $3,000,000.00 that remains unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry or filing thereof, as applicable.

      (f)     Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

      (g)     The dissolution or liquidation of Borrower; or Borrower shall take action seeking to effect the dissolution or liquidation of Borrower.

      (h)     The amendment of any of the subordination provisions of the Specified Indenture (as hereinafter defined) or the definition of “Designated Senior Indebtedness” contained therein without the prior written consent of Bank.

      (i)     The occurrence of a Change of Control. For purposes hereof, “Change of Control” means an event or series of events by which:

      (i)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder (as amended, supplemented and/or recodified from time to time, the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

      (ii)     during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

      (j)     The sale, transfer, hypothecation, assignment or encumbrance (other than any of the foregoing resulting in a Permitted Lien), whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

      SECTION 6.2.     REMEDIES. Upon the occurrence of an Event of Default, Bank may:

      (a)     declare the Loan Commitment to be terminated, whereupon the Loan Commitment shall automatically be terminated;

      (b)     declare the outstanding amount of all Obligations to be immediately due and payable, whereupon such amount shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and

      (c)     exercise all rights and remedies available under the Loan Documents or applicable law;

provided that, upon the occurrence of any event specified in Section 6.1(f), the Loan Commitment shall automatically terminate and the outstanding amount of all Obligations shall automatically become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower. The rights provided for herein and in the other Loan Documents (i) may be exercised at any time and from time to time so long as an Event of Default has occurred and is continuing unwaived and (ii) are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VII
MISCELLANEOUS

      SECTION 7.1.     NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2.     NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	WIND RIVER SYSTEMS, INC. 500 Wind River Way Alameda, CA 94501 Attention: Treasury Telephone: 510.749.2656 Fax: 510.749.2880
BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
East Bay Technology Regional Commercial Banking Office
One Kaiser Plaza, Suite 850
Oakland, CA 94612
Attention: Nuzha Bukhari
Telephone: 510.464.1706
Fax: 510.839.2296

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      SECTION 7.3.     COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank promptly and in any event within five (5) business days following receipt of demand therefor the full amount of all payments, advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees (to include outside attorneys’ fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (to include a $10,000.00 documentation fee plus reasonable outside attorneys’ fees in an amount not to exceed $10,000.00); (b) Bank’s continued administration hereof and of the other Loan Documents the negotiation and preparation of any amendments and waivers hereto and thereto, (c) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding

(including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

      SECTION 7.4.     SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

      SECTION 7.5.     ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement and the other Loan Documents may be amended or modified only in writing signed by each party hereto.

      SECTION 7.6.     NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.7.     TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.8.     SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.9.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.10.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

      SECTION 7.11.     ARBITRATION.

      (a)     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

Credit Agreement-Final -15-

      (b)     Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §9191 or any similar applicable state law.

      (c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d)     Arbitrator Qualifications and Powers . Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

      (e)     Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

      (f)     Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g)     Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

     (h)     Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

      (i)     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     The indebtedness evidenced hereby is Designated Senior Indebtedness as defined in and for all purposes set forth in that certain Indenture, dated as of December 10, 2001 (the “Specified Indenture”), by and between Borrower and Bankers Trust Company, as Trustee.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WIND RIVER SYSTEMS, INC.,		WELLS FARGO BANK,
a Delaware corporation		NATIONAL ASSOCIATION

By:	/s/ Michael W. Zellner	By:	/s/ Nuzha Bukari

Name:	Michael W. Zellner	Name:	Nuzha Bukhari
Title:	Vice President, Finance &	Title:	Vice President
Administration, Chief
Financial Officer and
Secretary

EXHIBIT A

FORM OF LOAN COMMITMENT NOTE

$37,400,000.00	Oakland, California April 15, 2003

      FOR VALUE RECEIVED, the undersigned WIND RIVER SYSTEMS, INC., a Delaware corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at One Kaiser Plaza, Suite 850, Oakland, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty-Seven Million Four Hundred Thousand Dollars ($37,400,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

      As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined; provided that any capitalized term used but not otherwise defined herein shall have the meaning set forth in that certain Credit Agreement, dated as of April 15, 2003 (as amended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), between Bank and Borrower):

     “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

      “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2, 3, 6, 9 or 12 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided that no Fixed Rate Term may be selected for a principal amount less than $100,000.00 or an integral multiple thereof; provided further that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

      “LIBOR” means the rate per annum and determined pursuant to the following formula:

Base LIBOR
LIBOR =
100% - LIBOR Reserve Percentage

     (i)     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii)     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     “Note” means this Loan Commitment Note as amended, supplemented and/or otherwise modified from time to time in accordance with the provisions hereof and of the Credit Agreement.

     “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

      (a)     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be four-tenths of one percent (0.40%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When any interest, fee or charge payable hereunder is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted; provided that any failure by Bank to make any such notation shall not affect Borrower’s liability in respect of the amounts outstanding hereunder.

     (b)     Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a LIBOR interest selection for such advance or the principal amount to which such Fixed Rate Term applied for a Fixed Rate Term of one month.

      (c)     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand (provided that such demand is made within 180 days of Bank becoming aware of any additional amounts referred to in the following clauses (i) and (ii) of this Section (c) and in any event not more than 180 days after all amounts otherwise payable hereunder have been paid in full), in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority after the date hereof and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

      If Borrower is required to pay any amount to Bank pursuant to this Section (c), then Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office respecting LIBOR advances so as to eliminate any such additional payment by Borrower which may thereafter accrue, if such change in the sole and absolute judgment of Bank (acting in good faith) is not otherwise disadvantageous to Bank.

      If Borrower pays any additional amount under this Section (c) to Bank and Bank determines it is sole discretion acting in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), Bank shall pay to Borrower such amount that Bank shall, in its sole discretion acting in good faith, determine is equal to the net benefit, after tax, which was obtained by Bank in such year as a consequence of such Tax Benefit; provided that (A) Bank may determine, acting in good faith, in its sole discretion consistent with the policies of Bank, whether to seek a Tax Benefit; and (B) nothing in this Section (c) shall require Bank to disclose any confidential information to Borrower (including, without limitation, its tax returns).

      (d)     Payment of Interest. Interest accrued on this Note shall be payable monthly, in arrears, on the fifteenth day of each month, commencing May 15, 2003, and on the maturity date of this Note; provided that if any such interest due date is not a Business Day, then such payment shall be due on the next succeeding Business Day.

      (e)     Default Interest. From and after the occurrence of an Event of Default and during the continuation thereof so long as the same shall remain unwaived, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time otherwise applicable to this Note.

BORROWINGS; REPAYMENTS; PREPAYMENTS; APPLICATION OF PAYMENTS:

      (a)     Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow and partially or wholly repay its outstanding borrowings, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided that amounts repaid or prepaid may not be reborrowed; provided further that the outstanding amount of all advances made to Borrower under this Note shall not at any time exceed the principal amount stated above. Each advance requested by Borrower hereunder shall be in a minimum principal amount equal to $100,000.00 or an integral multiple thereof. The unpaid principal balance of this Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note (together with all amounts outstanding hereunder or in respect hereof) shall be due and payable in full on April 15, 2005.

      (b)     Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Dianne DaRosa-White or Tyler Painter, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any Person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

     (c)     Prepayments.

              (i)     Prime Rate. Borrower may on one (1) Business Day prior written notice to Bank, prepay principal on any portion of this Note that bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty, together with accrued interest on the amount being prepaid.

             (ii)     LIBOR. Borrower may, on three (3) Business Days prior written notice to Bank, prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00 or an integral multiple thereof, together with accrued interest on the amount being prepaid; provided that, if the outstanding principal balance of such portion of this Note is less than such amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof; provided further that, in consideration of Bank providing Borrower with the ability to repay or prepay any portion of an advance that bears interest determined in relation to LIBOR on any day other than the last day of the Fixed Rate Term therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise), Borrower shall pay to Bank promptly upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

      (i)     Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

      (ii)     Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

      (iii)     If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that such amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay such amount when due, such amount shall thereafter bear interest until paid at a rate per annum three percent (3.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

      (d)     Application of Payments. Each payment (including, without limitation, prepayments) made on this Note shall be credited first, to any fees, costs or expenses due and payable and outstanding under the Loan Documents, second, to interest then due and third, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PERMANENT REDUCTIONS OR TERMINATION OF THE UNUSED LOAN COMMITMENT:

      Borrower may, at any time, by notice to Bank (which notice, once given, shall be irrevocable), permanently reduce or terminate the unused portion of the Loan Commitment either in whole or in part; provided that each partial reduction shall be in an aggregate amount of not less than $100,000.00 or an integral multiple thereof.

EVENTS OF DEFAULT:

      This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any Event of Default (as that term is defined in the Credit Agreement) shall constitute an “Event of Default” hereunder.

GENERAL PROVISIONS:

      (a)     Successors, Assignment. This Note shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of Borrower and the holder hereof; provided that Borrower may not assign or transfer its interest hereunder without the express prior written consent of the holder hereof.

      (b)     Entire Agreement; Amendment. This Note and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Note may be amended or modified only in writing signed by Borrower and the holder hereof.

      (c)     Arbitration. This Note is expressly subject to the terms and provisions contained in Section 7.11 of the Credit Agreement regarding arbitration.

      (d)     GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

     The indebtedness evidenced hereby is Designated Senior Indebtedness as defined in and for all purposes set forth in that certain Indenture, dated as of December 10, 2001, by and between Borrower and Bankers Trust Company, as Trustee.

      IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

WIND RIVER SYSTEMS, INC.,
a Delaware corporation

By: Name: Title:	____EXHIBIT_____________________ ________________________________ ________________________________

EXHIBIT B

FORM OF LOAN NOTE

$20,000,000.00	Oakland, California April 15, 2003

      FOR VALUE RECEIVED, the undersigned WIND RIVER SYSTEMS, INC., a Delaware corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at One Kaiser Plaza, Suite 850, Oakland, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

      As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined; provided that any capitalized term used but not otherwise defined herein shall have the meaning set forth in that certain Credit Agreement, dated as of April 15, 2003 (as amended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), between Bank and Borrower):

     “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

     “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2, 3, 6, 9 or 12 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided that no Fixed Rate Term may be selected for a principal amount less than $100,000.00 or an integral multiple thereof; provided further that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

      “LIBOR” means the rate per annum and determined pursuant to the following formula:

Base LIBOR
LIBOR =
100% - LIBOR Reserve Percentage

     (i)     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including,

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but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii)     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     “Note” means this Loan Note as amended, supplemented and/or otherwise modified from time to time in accordance with the provisions hereof and of the Credit Agreement.

     “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

      (a)     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) (A) so long as the Securities Collateral secures this Note, four-tenths percent (0.4%) above LIBOR in effect on the first day of each Fixed Rate Term, or (B) so long as the Securities Collateral does not secure this Note, one and one quarter percent (1.25%) above LIBOR in effect on the first day of each Fixed Rate Term. When any interest, fee or charge payable hereunder is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted; provided that any failure by Bank to make any such notation shall not affect Borrower’s liability in respect of the amounts outstanding hereunder.

     (b)      Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the

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Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a LIBOR interest selection for such advance or the principal amount to which such Fixed Rate Term applied for a Fixed Rate Term of one month.

      (c)     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand (provided that such demand is made within 180 days of Bank becoming aware of any additional amounts referred to in the following clauses (i) and (ii) of this Section (c) and in any event not more than 180 days after all amounts otherwise payable hereunder have been paid in full), in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority after the date hereof and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

      If Borrower is required to pay any amount to Bank pursuant to this Section (c), then Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office respecting LIBOR advances so as to eliminate any such additional payment by Borrower which may thereafter accrue, if such change in the sole and absolute judgment of Bank (acting in good faith) is not otherwise disadvantageous to Bank.

      If Borrower pays any additional amount under this Section (c) to Bank and Bank determines it is sole discretion acting in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), Bank shall pay to Borrower such amount that Bank shall, in its sole discretion acting in good faith, determine is equal to the net benefit, after tax, which was obtained by Bank in such year as a consequence of such Tax Benefit; provided that (A) Bank may determine, acting in good faith, in its sole discretion consistent with the policies of Bank, whether to seek a Tax Benefit; and (B) nothing in this Section (c) shall require Bank to disclose any confidential information to Borrower (including, without limitation, its tax returns).

      (d)     Payment of Interest. Interest accrued on this Note shall be payable monthly, in arrears, on the fifteenth day of each month, commencing May 15, 2003, and on the maturity date of this Note; provided that if any such interest due date is not a Business Day, then such payment shall be due on the next succeeding Business Day.

      (e)     Default Interest. From and after the occurrence of an Event of Default and during the continuation thereof so long as the same shall remain unwaived, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum

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(computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time otherwise applicable to this Note.

BORROWINGS; REPAYMENTS; PREPAYMENTS; APPLICATION OF PAYMENTS:

      (a)     Borrowing and Repayment. Borrower may not reborrow any amounts paid or prepaid hereunder. Each advance requested by Borrower hereunder shall be in a minimum principal amount equal to $100,000.00 or any integral multiple thereof. No advances may be obtained hereunder following the earlier to occur of (i) the date of the initial extension of credit under the Credit Agreement and (ii) May 15, 2003. The unpaid principal balance of this Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note (together with all amounts outstanding hereunder or in respect hereof) shall be due and payable in full on April 15, 2005.

      (b)     Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Dianne DaRosa-White or Tyler Painter, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any Person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

      (c)     Prepayments.

              (i)     Prime Rate. Borrower may, on one (1) Business Day prior written notice to Bank, prepay principal on any portion of this Note that bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty, together with accrued interest on the amount being prepaid.

              (ii)     LIBOR. Borrower may, on three (3) Business Days prior written notice to Bank, prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00 or an integral multiple thereof, together with accrued interest on the amount being prepaid; provided that, if the outstanding principal balance of such portion of this Note is less than such amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof; provided further that, in consideration of Bank providing Borrower with the ability to repay or prepay any portion of an advance that bears interest determined in relation to LIBOR on any day other than the last day of the Fixed Rate Term therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise), Borrower shall pay to Bank promptly upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

      (i)     Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

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      (ii)     Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

      (iii)     If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that such amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay such amount when due, such amount shall thereafter bear interest until paid at a rate per annum three percent (3.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

      (d)   Application of Payments. Each payment (including, without limitation, prepayments) made on this Note shall be credited first, to any fees, costs or expenses outstanding under the Loan Documents, second, to interest then due and third, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

EVENTS OF DEFAULT:

      This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any Event of Default (as that term is defined in the Credit Agreement) shall constitute an “Event of Default” hereunder.

GENERAL PROVISIONS:

     (a)     Successors, Assignment. This Note shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of Borrower and the holder hereof; provided that Borrower may not assign or transfer its interest hereunder without the express prior written consent of the holder hereof.

      (b)     Entire Agreement; Amendment. This Note and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Note may be amended or modified only in writing signed by Borrower and the holder hereof.

      (c)     Arbitration. This Note is expressly subject to the terms and provisions contained in Section 7.11 of the Credit Agreement regarding arbitration.

      (d)     GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

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     The indebtedness evidenced hereby is Designated Senior Indebtedness as defined in and for all purposes set forth in that certain Indenture, dated as of December 10, 2001, by and between Borrower and Bankers Trust Company, as Trustee.

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      IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

WIND RIVER SYSTEMS, INC.,
a Delaware corporation

By: Name: Title:	____EXHIBIT_____________________ ________________________________ ________________________________

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